                                                                     Exhibit 2.2

                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS

                                    between

                             Storm Technology, Inc.


                                      and


                                 Logitech, Inc.

                             Logitech Far East Ltd.

                                 Logitech S.A.

                             Logitech Trading S.A.



                     Date of Agreement:  December 18, 1997

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----

1.   Definitions..............................................................1
     1.1      "Affiliate".....................................................1
     1.2      "Ancillary Agreements"..........................................2
     1.3      "Assets"........................................................2
     1.4      "Closing".......................................................2
     1.5      "Closing Date"..................................................2
     1.6      "Common Stock"..................................................2
     1.7      "Conversion Stock"..............................................2
     1.8      "Copyrights"....................................................2
     1.9      "Damages".......................................................2
     1.10     "Equity Financing"............................................. 2
     1.11     "European Inventory"............................................2
     1.12     "Indemnification Period"........................................2
     1.13     "Industrial Designs"............................................2
     1.14     "Joint Marketing Agreement".....................................3
     1.15     "Legal Proceeding"..............................................3
     1.16     "Logitech Indemnitees"..........................................3
     1.17     "Manufacturing Agreement".......................................3
     1.18     "Milestone Amount"..............................................3
     1.19     "Patent Rights".................................................3
     1.20     "Person"........................................................3
     1.21     "Products"......................................................3
     1.22     "Proprietary Rights"............................................3
     1.23     "Representatives"...............................................3
     1.24     "Sales Revenues"................................................3
     1.25     "Stockholder Approval"......................................... 4
     1.26     "Storm Closing Price"...........................................4
     1.27     "Storm Indemnitees".............................................4
     1.28     "Storm Outstanding Common Stock"................................4
     1.29     "Storm Voting Number"...........................................4
     1.30     "Third Party Contracts".........................................4
     1.31     "Third Party Licenses"..........................................4
     1.32     "Third Party Technology"........................................4
     1.33     "Trade Secrets".................................................4
     1.34     "Trademarks"....................................................4

2.   Purchase of Assets; Consideration........................................5
     2.1      Consideration from Logitech to Storm............................5
     2.2      Consideration from Storm to Logitech............................5

     2.3      Allocation......................................................8
     2.4      Sales and Other Taxes...........................................8
     2.5      Designated Recipients...........................................9

3.   Representations and Warranties of Logitech...............................9
     3.1      Description.....................................................9
     3.2      Rights in Proprietary Rights....................................9
     3.3      Product Liability..............................................10
     3.4      Sufficiency of Technology......................................10
     3.5      Title to Tangible Assets.......................................11
     3.6      Condition of Tangible Assets...................................11
     3.7      Litigation.....................................................11
     3.8      Third Party Contracts..........................................11
     3.9      Compliance with Laws...........................................11
     3.10     No Breach or Violation.........................................11
     3.11     Complete Copies of Materials...................................12
     3.12     Insurance......................................................12
     3.13     Authority; Consents and Approvals..............................12
     3.14     Organization and Good Standing.................................12
     3.15     Absence of Undisclosed Liabilities.............................12
     3.16     Taxes..........................................................12
     3.17     No Brokers.....................................................12
     3.18     Securities Representations.....................................12

4.   Representations and Warranties of Storm.................................15
     4.1      Litigation.....................................................15
     4.2      No Breach or Violation.........................................15
     4.3      Authority; Consents and Approvals..............................15
     4.4      Organization and Good Standing.................................16
     4.5      Capitalization.................................................16
     4.6      SEC Filings; Financial Statements..............................16
     4.7      Registration Rights ...........................................17
     4.8      Broker's and Finders' Fees.....................................17

5.   Covenants...............................................................17
     5.1      Ordinary Course................................................17
     5.2      Best Efforts...................................................17
     5.3      No Other Negotiations..........................................18
     5.4      Publicity......................................................18
     5.5      Access to Information..........................................19
     5.6      Confidentiality................................................19
     5.7      Bulk Sales Laws................................................19
     5.8      Noncompetition.................................................19

     5.9      Closing Note...................................................19
     5.10     Stockholder Approval...........................................20
     5.11     Repayment of Notes.............................................20
     5.12     Registration Rights............................................20
     5.13     Nasdaq National Market.........................................20
     5.14     Execution of Additional Documents..............................20
     5.15     Third Party Consents...........................................20
     5.16     Further Assurances.............................................20
     5.17     Transition Support.............................................20
     5.18     ScanBank Software License......................................20
     5.19     Trade Dress....................................................22
     5.20     Sand License...................................................22
     5.21     Lockup.........................................................22
     5.22     Board Observation Rights.......................................22

6.   The Closing.............................................................23
     6.1      Time and Place.................................................23
     6.2      Logitech's Actions at the Closing..............................23
     6.3      Storm Actions at the Closing...................................23
     6.4      Passage of Title...............................................24

7.   Indemnification.........................................................24
     7.1      Survivial of Representations...................................24
     7.2      Indemnification by Logitech....................................24
     7.3      Indemnification by Storm.......................................25
     7.4      Defense of Third Party Claims..................................25

8.   Termination.............................................................26
     8.1      Mutual Agreement...............................................26
     8.2      Survival.......................................................26

9.   General Provisions......................................................26
     9.1      Assignment.....................................................26
     9.2      Expenses.......................................................27
     9.3      Notices and Representatives....................................27
     9.4      Entire Agreement and Modification..............................28
     9.5      Construction of Agreement......................................28
     9.6      Relationship of the Parties....................................28
     9.7      Waiver.........................................................29
     9.8      Venue for Dispute Resolution...................................29
     9.9      Governing Law..................................................29
     9.10     Severability...................................................29
     9.11     Parties in Interest............................................29

     9.12     Further Instruments............................................29
     9.13     Absence of Third Party Beneficiary Rights......................29
     9.14     Counterparts...................................................29

                               ----------------

                               LIST OF EXHIBITS
                               ----------------



         Exhibit A         Assets

         Exhibit B         Joint Marketing Agreement

         Exhibit C         Manufacturing Agreement

         Exhibit D-1       Closing Note

         Exhibit D-2       Monthly Note

         Exhibit D-3       Quarterly Note

         Exhibit E         Logitech's Disclosure Schedule

         Exhibit F         Storm's Disclosure Schedule

         Exhibit G         Bill of Sale

         Exhibit H         Assignment Agreement

                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS


     THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (the "Agreement"), dated as of December 18, 1997 (the "Effective Date"), is entered into by and among STORM TECHNOLOGY, INC. ("Storm"), a Delaware corporation with a principal place of business at 1395 Charleston Road, Mountain View, California 94043, and LOGITECH, INC. ("Logitech US"), a California corporation with a principal place of business at 6505 Kaiser Drive, Fremont, California 94555, LOGITECH FAR EAST LTD. ("Logitech Asia"), a Taiwanese corporation with a principal place of business at #2 Creation Rd. IV, Science-Based Industrial Park, Hsinchu, Taiwan R.O.C., LOGITECH S.A. ("Logitech Swiss"), a Swiss corporation with a principal place of business at Moulin du Choc, CH-1122 Romanel-sur-Morges, Switzerland, and LOGITECH TRADING S.A. ("Logitech Trading"), a Swiss corporation with a principal place of business at Moulin du Choc CH-1122 Romanel-sur-Morges, Switzerland (Logitech US, Logitech Asia, Logitech Swiss and Logitech Trading collectively referred to herein as "Logitech").


                                    RECITALS
                                    --------


     A.  Logitech has developed and/or distributes image scanning products.

     B. The Board of Directors of each of the parties hereto believes it is in the best interests of such party and its respective stockholders that Storm purchase certain of the assets, and assume certain of the liabilities, of Logitech.

     C. Storm wishes to purchase from Logitech, and Logitech wishes to sell to Storm, ownership and commercial exploitation rights in certain tangible and intangible assets related to the Products as set forth in Exhibit A ("Assets").
                                                          ---------

     D. Concurrent with the consummation of the transactions contemplated by this Agreement, Storm and Logitech will enter into a joint marketing and sales agreement (the "Joint Marketing Agreement") whereby the parties will cooperate with each other in the marketing, sales and distribution of the Products, together with Storm's own proprietary products.

     E. Concurrent with the consummation of the transactions contemplated by this Agreement, Storm and Logitech will also enter into a manufacturing services agreement (the "Manufacturing Agreement") whereby Logitech will manufacture certain products for Storm.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the parties agree as follows:

     1.  Definitions. For purposes of this Agreement, the following terms have
         -----------
the meanings set forth in this Section 1 ("Definitions").

         1.1  "Affiliate" of a party means any

Person, domestic or foreign, including but not limited to, parents and subsidiaries, which directly or indirectly possess the power to direct or cause the direction of the management and operating policies of any of the foregoing entities through ownership of a majority (more than fifty percent (50%)) of the voting and/or equity securities of such entity.

         1.2 "Ancillary Agreements" refers to the Joint Marketing Agreement, the Manufacturing Agreement and the Notes (as defined in Section 2.2(c)), collectively.

         1.3 "Assets" ean the tangible and intangible assets listed and described on Exhibit A ("Assets").
             ---------

         1.4 "Closing" means the closing of the sale and transfer of the Assets from Logitech to Storm.

         1.5 "Closing Date" means December 18, 1997, or such other date as Storm and Logitech may agree in writing.

         1.6  "Common Stock" means the common stock of Storm.

         1.7 "Conversion Stock" means shares of Common Stock issuable upon conversion of any of the Notes (as defined in Section 2.2(c)).

         1.8 "Copyrights" mean all worldwide rights and interests owned or licensed by Logitech and existing on the date hereof or arising or acquired on or prior to the Closing Date in and to all copyrights, including rights to reproduce, listed on Exhibit A ("Assets"), and all registrations, applications
                     ---------
for registrations therefor, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights.

         1.9 "Damages" shall include any loss, diminution in value, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, costs (including reasonable costs of investigation) or reasonable expenses of any nature.

         1.10 "Equity Financing" means any issuance or sale by Storm of its equity securities or any securities convertible into or exchangeable therefor, or any grant of rights to acquire its equity securities (excluding the grant and exercise of employee, director, officer and consultant options).

         1.11 "European Inventory" shall mean all inventory of the Products held by Logitech Trading Netherlands Branch or committed to be delivered to such branch as of December 29, 1997.

         1.12 "Indemnification Period" means the period commencing on the Closing Date and ending at midnight, Pacific Standard Time, on the first anniversary of the Closing Date.

         1.13 "Industrial Designs" mean worldwide rights and interests owned or licensed by Logitech and existing on the date hereof or arising or acquired on or prior to the Closing Date in and to all industrial designs which are used in the Products and all registrations, applications for registration thereof and licenses therefor, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights.

         1.14 "Joint Marketing Agreement" refers to the Joint Products Sales and Marketing Agreement in substantially the form attached as Exhibit B hereto,
                                                          ---------
which agreement the parties will enter into concurrently with the Closing.

         1.15 "Legal Proceeding" means any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other governmental body or any arbitrator or arbitration panel.

         1.16 "Logitech Indemnitees" means the following Persons: (a) Logitech, each of them; (b) Logitech's current wholly-owned subsidiaries and Affiliates;
(c) Logitech's Representatives; and (d) the successors and assigns of such Persons.

         1.17 "Manufacturing Agreement" refers to the Manufacturing Agreement in substantially the form attached as Exhibit C hereto, which agreement the parties
                                   ---------
will enter into concurrently with the Closing.

         1.18 "Milestone Amount" means an amount of Sales Revenues evenly divisible by US$1,000,000 and falling between US$10,000,000 and US$30,000,001.

         1.19 "Patent Rights" mean worldwide rights and interests owned or licensed by Logitech and existing on the date hereof or arising or acquired on or prior to the Closing Date in and to all issued or pending United States and foreign patents listed on Exhibit A ("Assets"), and all registrations,
                          ---------
applications for registration (including all reissues, divisions, continuations, continuations-in-part, renewals and extensions thereof) and licenses therefor, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such right.

         1.20 "Person" shall mean any
individual, entity or governmental body.

         1.21 "Products" means all of the scanning products currently distributed or marketed by Logitech under any of the following product names:
FreeScan, PageScan Parallel, PageScan USB and Dexxa FB .

         1.22 "Proprietary Rights" mean Copyrights, Trade Secrets, Patent Rights, Industrial Designs, Trademarks and other intellectual property rights (if any) related to the Products which are owned or licensed by Logitech, all as set forth on Exhibit A ("Assets") hereto.
             ---------

         1.23 "Representatives" means officers, directors, employees and agents.

         1.24 "Sales Revenues" means aggregate revenues as defined by US GAAP (net of sales returns, price protection amounts, credits, rebates, discounts and cooperative advertising allowances) attributable to sales made by Logitech outside the United States and Canada for the period from January 1, 1998 up to and including December 31, 1998 pursuant to the Joint Marketing Agreement.

         1.25 "Stockholder Approval" means the vote of Storm's stockholders in favor of the issuance to Logitech of the maximum aggregate number of shares of Common Stock issuable to Logitech pursuant to this Agreement and upon conversion of the Notes, as required pursuant to Section 4460(i)(1)(C)(ii) of the Marketplace Rules of the Nasdaq National Market.

         1.26 "Storm Closing Price" means the average of the closing prices on a particular date and on the four (4) trading days immediately preceding such date of one share of Common Stock on the Nasdaq National Market System.

         1.27 "Storm Indemnitees" means the following Persons: (a) Storm; (b) Storm's current and future wholly-owned subsidiaries and Affiliates; (c) Storm's Representatives; and (d) the successors and assigns of such Persons.

         1.28 "Storm Outstanding Common Stock" means the aggregate number of shares of Common Stock outstanding as of a particular time, assuming full conversion, exercise or exchange of all outstanding securities convertible into or exchangeable or exercisable for shares of Common Stock, and assuming full exercise of all other rights to acquire shares of Common Stock, except for such of the foregoing as are not then convertible, exercisable or exchangeable (excluding the grant and exercise of employee, director, officer and consultant options).

         1.29 "Storm Voting Number" means the total number of votes which could be cast at a meeting of the stockholders of Storm held immediately prior to the Closing.

         1.30 "Third Party Contracts" means the contracts, commitments, agreements, and licenses related to the Products which are listed and described in Exhibit A ("Assets").
   ---------

         1.31 "Third Party Licenses" means all licenses and other agreements with third parties for Proprietary Rights in Third Party Technology as set forth on Exhibit A ("Assets").
   ---------

         1.32 "Third Party Technology" means all software, technology, know-how or processes of third parties that are used in the Products.

         1.33 "Trade Secrets" means all non-public information, trade secret rights and know-how in the possession of Logitech which are used in the development or are embodied in the Products, together with all ancillary rights thereto, including the right to sue for damages by reason of misappropriation of any such rights.

         1.34 "Trademarks" means all worldwide right and interest existing on the date hereof or arising or acquired on or prior to the Closing Date in and to the trademarks, common law trademarks, trade names, service marks, common law service marks and service names listed on Exhibit A ("Assets"), together with
                                          ---------
all registrations, applications for registration and licenses therefor, and together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights, and together with the goodwill of the business related to the Products from the earliest date of use by Logitech.

     2.  Purchase of Assets; Consideration
         ---------------------------------

         2.1  Consideration from Logitech to Storm. Subject to the terms and
              ------------------------------------
conditions set forth in this Agreement, on the Closing Date, Logitech shall sell, convey, assign, transfer and deliver to Storm, and Storm shall acquire and accept, all right, title and interest in and to the Assets, together with all of the goodwill of Logitech in the business related to the Products.

         2.2  Consideration from Storm to Logitech. Subject to the terms and
              ------------------------------------
conditions set forth in this Agreement, and in consideration for Logitech's transfer of the Assets to Storm, Storm will pay the following:

              (a) Payments at Closing.
                  -------------------

              (i)   Cash Payment. On the Closing Date, Storm shall pay Five
                    ------------
Million Dollars (US$5,000,000) by wire transfer of immediately available funds to the following account of Logitech:

                         Union Bank of California
                         Mid Peninsula Banking Center
                         400 University Avenue
                         Palo Alto, California 94301
                         ABA No. 122000496
                         Account number: 6480132813

              (ii)  Note Issuance.  On the Closing Date, Storm shall issue and
                    -------------
deliver a promissory note due March 27, 1998 (the "Original Maturity Date") in the principal amount of Four Million Dollars (US$4,000,000), in the form attached as Exhibit D-1 hereto (the "Closing Note"). In accordance with the
            -----------
terms of the Closing Note, if such Closing Note is not paid in full on the Original Maturity Date:

                    (A) The Closing Note shall become due and payable on March 26, 1999 (the "Second Maturity Date");

                    (B) The principal amount of the Closing Note shall be equal to Four Million Dollars (US$4,000,000) less any portion of the principal amount
                                       ----
paid by Storm on or prior to the Original Maturity Date;

                    (C) The Closing Note shall begin to bear interest on March 27, 1998 at a rate of ten percent (10%) per annum on the outstanding principal amount thereof, compounded annually; and

                    (D) The Closing Note shall become convertible, at the option of the holder thereof, at any time after March 27, 1998, into a number of shares of Common Stock equal to the outstanding principal amount of the Closing Note, together with accrued and unpaid interest thereon, divided by the Storm Closing Price on the Original Maturity Date pursuant to the terms of the Closing Note.

              (iii) Stock Issuance. At the Closing, Storm will issue a number of
                    --------------
shares of Common Stock equal to ten percent (10%) of the outstanding Common Stock as of the time immediately prior to the Closing (the "Closing Stock").

         (b)  Earn-Out. If Sales Revenues exceed Ten Million Dollars
              --------
(US$10,000,000) (the "Trigger Amount"), Storm shall pay additional consideration to Logitech as follows:

              (i)   Monthly Cash Payments and/or Note Issuances. Within thirty
                    -------------------------------------------
(30) days after the end of each month beginning with the month in which Sales Revenues first exceed the Trigger Amount, Storm shall either:

                    (A) Make a cash payment to Logitech equal to (a) for the first month in which such a payment is made, 40% (the "Measurement Percentage") of the difference of (x) Sales Revenues attributable to sales made through that month less (y) the Trigger Amount, and (b) for each month thereafter Sales
      ----
Revenues in that month multiplied by the Measurement Percentage; provided, however, that after Sales Revenues reach Twenty Million Dollars (US$20,000,000), the Measurement Percentage used in calculating such cash payment shall be 45%;

                    (B) If Storm elects not to make a cash payment equal to the full amount due under Section 2.2(b)(i)(A) above, Storm shall issue and deliver to Logitech a promissory note in the form attached as Exhibit D-2 hereto (each a
                                                      -----------
"Monthly Note") in a principal amount equal to the full amount due under Section 2.2(b)(i)(A) above less any amount actually paid in cash. The terms of each Monthly Note shall be identical to those of the Closing Note, except that such Monthly Note shall be (i) have a maturity date of September 30, 1999 and (ii) shall become convertible, at the option of the holder thereof, into a number of shares of Common Stock equal to the outstanding principal amount of such Monthly Note, together with accrued and unpaid interest thereon, divided by the Storm Closing Price on the last trading day of the month in which the sales giving rise to the obligation to issue such Monthly Note were made.

                    (C) Notwithstanding the foregoing, with respect to any cash payment due or Monthly Note issued before Storm has taken assignment of Logitech's rights under the Logitech-Omron Sheet Fed Full Page Color Scanner Purchase and License Agreement dated April 30, 1997 by and between Omron Corp. and Logitech, Inc. or entered into a similar arrangement with Omron Corp., the applicable Measurement Percentage used in calculating such cash payment or principal amount of such Monthly Note under this Section 2.2(b)(i) shall be reduced by ten percentage points.

              (ii)  Quarterly Stock Issuances and/or Note Issuances. Within
                    -----------------------------------------------
thirty (30) days of the end of each fiscal quarter beginning with the quarter in which Sales Revenues first exceed the Trigger Amount, Storm shall issue shares of Common Stock equal to 0.5% of the Storm Outstanding Common Stock as of February 15, 1998 for each Milestone Amount reached due to sales made in that quarter (the "Quarterly Stock"). In the event that any issuance of Quarterly Stock would result in Logitech holding shares of Common stock which, together with any other shares of Common Stock issued to Logitech pursuant to this Agreement and the Notes, exceed 20% of the Storm Voting Number, Storm will issue and deliver a promissory note in the form attached as Exhibit D-3 hereto (each a
                                                      -----------
"Quarterly Note") in a principal amount equal to the product of (A) 0.5% of the Storm Outstanding Common Stock as of February 15, 1998 for each Milestone Amount reached due to sales made in that quarter multiplied by (B) the Storm Closing
                                          -------------
Price on the last trading day of that quarter. The terms of any Quarterly Note shall be identical to those of the Monthly Notes, except that each Quarterly Note shall be convertible into a number of shares of Common Stock equal to (A) the outstanding principal amount of such Quarterly Note, together with accrued and unpaid interest thereon, divided by (B) the Storm Closing Price on the last
                             ----------
trading day of that quarter.

              (c)   Series of Notes, Limit on Convertibility. The Closing Note,
                    ----------------------------------------
each Monthly Note and each Quarterly Note shall be a single series of notes (together, the "Notes"), each subject to the terms of this Agreement. Notwithstanding anything in this
Section 2.2 to the contrary, and in accordance with the terms of each of the Notes, before Stockholder Approval is obtained, the aggregate number of shares of Common Stock into which the Notes may be converted shall not exceed 20% of the difference of (i) the Storm Voting Number less (ii) the number of shares of Closing Stock issued to Logitech pursuant to Section 2.2(a)(iii) above. After Stockholder Approval is obtained, the limitation upon the convertibility of the Notes contained in the preceding sentence shall terminate.

              (d)   Failure to Pay Closing Note on Second Maturity Date. If the
                    ---------------------------------------------------
aggregate principal and accrued interest on the Closing Note is not paid in full on or prior to the Second Maturity Date:

                    (i) All obligations of Logitech under Section 5.8 hereof shall immediately terminate and be of no further force and effect; and

                    (ii) Logitech will have a worldwide, non-exclusive, royalty-free, fully paid-up license to make, have made, use, offer for sale, import and sell, lease or otherwise dispose of any product or part thereof embodying or produced using the Patent Rights. The foregoing license shall be subject to the following additional terms :

                          (A) The Patent Rights will be licensed to Logitech "AS
IS" AND WITHOUT ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

                          (B) NEITHER PARTY SHALL HAVE ANY LIABILITY FOR
INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR DIRECT DAMAGES ARISING OUT OF OR RELATED TO THE LICENSE OF THE PATENT RIGHTS HEREUNDER, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR ANY OTHER LEGAL THEORY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                          (C) The foregoing licenses shall include the right to
sublicense through multiple tiers of sublicenses provided that each such sublicense shall be pursuant to a form of license agreement for its own proprietary rights, and which include provisions which protect Storm's proprietary rights in the Patent Rights in a manner consistent with protections afforded to Logitech's other third party licensors.

              (e)   European Inventory.  Storm will pay for the European
                    ------------------
Inventory in accordance with the terms of the Joint Marketing Agreement.

              (f)   Assumption of Liabilities.
                    -------------------------

                    (i) Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Storm shall acquire and assume from Logitech, and Logitech shall transfer and assign to Storm, all obligations and liabilities of Logitech under the Third Party Contracts and the Third Party Licenses listed in Exhibit A
                                                                       ---------
("Assets"), along with all liabilities and obligations arising thereafter under the Third Party Contracts and the Third Party Licenses (collectively, the "Assumed Liabilities"). It is expressly understood and agreed that except as expressly set forth in the Joint Marketing Agreement, Storm shall not be liable for any of the liabilities or obligations of Logitech of any kind and nature other than the Assumed Liabilities.

                    (ii) Nothing herein shall be deemed to deprive Storm of any defenses, set-offs or counterclaims which Logitech may have had or which Storm shall have with respect to any of the Assumed Liabilities (collectively, the "Defenses and Claims"). Effective at the Closing, Logitech hereby transfers, conveys and assigns to Storm all Defenses and Claims with respect to the Assumed Liabilities and agrees to cooperate with Storm to maintain, secure, perfect and enforce such Defenses and Claims, including the signing of any documents, the giving of any testimony or the taking of any such other action as is reasonably requested by Storm in connection with such Defenses and Claims.

              2.3   Allocation. Each of the parties agrees to report this
                    ----------
transaction for foreign and domestic state and federal tax purposes in accordance with the allocations to be mutually agreed upon by the parties within ninety (90) days after the Closing. Storm and Logitech agree to use the agreed upon allocation in filing any applicable report, form or filing made with applicable taxing authorities. If any taxing authority makes or proposes an allocation different from that mutually agreed upon by the parties, Storm and Logitech shall cooperate with each other in good faith to contest such taxing authority's allocation (or proposed allocation); provided, however, that, after consultation with all parties adversely affected by such allocation (or proposed allocation), any other party hereto may file such protective claims or returns as may reasonably be required to protect its interests. Each party requesting cooperation shall reimburse the cooperating party for its reasonable out-of-pocket expenses (including reasonable legal fees and expenses) incurred in rendering such cooperation.

              2.4   Sales and Other Taxes. Each of Storm and Logitech agrees to
                    ---------------------
pay and discharge when due, one-half of any sales, use, transfer, excise and other like taxes imposed or levied by any government or governmental agency in the United States by reason of the sale and transfer of the Assets under this Agreement (collectively, the "Transfer Taxes"). Logitech acknowledges that Logitech may incur United States federal and state income tax liabilities as a result of the transactions contemplated by this Agreement, all of which shall be the obligation and responsibility of, and shall be paid by, Logitech. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize the Transfer Taxes.

              2.5   Designated Recipients.  Storm shall pay the cash
                    ---------------------
consideration described in Section 2.2(a)(i) to Logitech US, for itself and as agent for Logitech Asia, Logitech Trading or Logitech Swiss, to be disbursed in accordance with the allocation as determined pursuant to Section 2.3 ("Allocation") hereof. Storm shall issue the Closing Note and Closing Stock in the name of Logitech US, for itself and as agent for Logitech Asia, Logitech Trading or Logitech Swiss. Upon Logitech's request, Storm agrees to reissue the Closing Note and Closing Stock in the name of the appropriate Logitech entity or entities, in the appropriate denominations, in accordance with the allocation as determined pursuant to
Section 2.3 ("Allocation") hereof.

     3.  Representations and Warranties of Logitech. Except as disclosed in
         ------------------------------------------
Logitech's Disclosure Schedule attached as Exhibit E ("Logitech's Disclosure
                                           ---------
Schedule"), Logitech US, Logitech Asia, Logitech Swiss and Logitech Trading, jointly and severally, hereby represent and warrant to Storm that as of the Effective Date:

         3.1  Description. Exhibit A ("Assets") sets forth a complete list of
              -----------  ---------
(i) Copyrights; (ii) Industrial Design Rights; (iii) Patent Rights; (iv) Trademarks; and (v) Third Party Licenses used or necessary in the development, reproduction, distribution and commercial exploitation of the Products as such activities have been conducted by Logitech prior to the Closing.

         3.2  Rights in Proprietary Rights.
              ----------------------------

              (a)   Ownership.  Except with respect to Proprietary Rights
                    ---------
covered by Third Party Licenses, Logitech has good and marketable title to the Proprietary Rights, and the Proprietary Rights are free and clear of all encumbrances, including, without limitation, security interests, licenses, liens, charges or other restrictions.

              (b)   No Infringement. The Proprietary Rights (other than
                    ---------------
Proprietary Rights covered by Third Party Licenses) are in full force and effect and consummation of the transactions contemplated hereby will not alter or impair any such rights. Following the Closing, the use, reproduction, distribution and commercial exploitation of the Products or any other exercise of full ownership rights in the Products, including the associated Proprietary Rights, by Storm as such activities have been conducted by Logitech prior to the Closing will not violate or constitute a misappropriation of the proprietary rights of any third party.

              (c)   Third Party Technology. All Third Party Licenses are valid
                    ----------------------
and enforceable and in full force and effect. Upon assignment to Storm of Logitech's right, title and interest under the Third Party Licenses, Storm shall have all rights to such Third Party Technology which had been granted to Logitech pursuant to such Third Party Licenses.

              (d)   No Third Party Claims. Logitech has not received any notice
                    ---------------------
of claims which have been, or will be, asserted against Logitech or to Logitech's knowledge, any licensee of Logitech, and no claims are pending against Logitech or to Logitech's knowledge, any licensee of Logitech, by any person (i) regarding Logitech's or such licensee's right to use of any of the Proprietary Rights or (ii) related to, challenging or questioning the validity or effectiveness of any Third Party Licenses. To Logitech's knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence which would have a material adverse effect on Logitech's business relating to the Products.

              (e)   Trade Secrets. Except as provided in Logitech's Disclosure
                    -------------
Schedule, Logitech has granted no licenses to the Proprietary Rights. Logitech has at all times used commercially reasonable efforts to maintain the confidential and proprietary nature of the Trade Secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain, including without limitation, the use of commercially reasonable efforts to obtain confidentiality agreements with all of its employees and consultants having access to any embodiments of Proprietary Rights, and licenses with all individuals or entities provided access to the embodiments of any Proprietary Rights containing provisions restricting unauthorized use and copying and prohibiting decompiling or disassembly of the embodiments of one or more of the Proprietary Rights. Logitech has observed in all material respects all confidentiality obligations concerning the Trade Secrets by which Logitech is bound and knows of no material breach by any person of any such confidentiality obligation in favor of Logitech.

              (f)   Third Party Rights. Logitech is not a party to any agreement
                    ------------------
pursuant to which any third party has any right to manufacture, reproduce, distribute, market or exploit any of the Products or any adaptations, translations, or derivative works based on the Products or any portion thereof. Except with respect to the rights of third parties to any Third Party Technology, no third party has rights to manufacture, reproduce, distribute, market or exploit any works or materials of any portion of the Products if such portion of the Products constitutes a "derivative work" (as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101) of an underlying work of authorship.

         3.3  Product Liability. No product liability claims related to the
              -----------------
Products have been communicated to or threatened against Logitech or to Logitech's knowledge, its licensees, nor is there, to Logitech's knowledge, any specific situation, set of facts or occurrence that provides a basis for such claim. Logitech has implemented procedures whereby Logitech, either directly or through third party vendors or services, addresses warranty claims which may be made against the Products.

         3.4  Sufficiency of Technology. The Assets include all computer
              -------------------------
software, designs and reference materials which are needed by Logitech to sell and market the Products as such activities were conducted by Logitech prior to the Closing, except for generally available third-party in-bound software licenses used by Logitech in the ordinary course of business.

         3.5  Title to Tangible Assets.  Logitech has good and marketable title
              ------------------------
to all of the tangible assets included in the Assets, all of such Assets are free and clear of restrictions on or conditions to transfer or assignment and, at the Closing, Logitech will sell, convey, assign, transfer and deliver to Storm good and marketable title and all of Logitech's worldwide right, title and interest in and to all of such tangible assets, free and clear of any mortgages, liens, pledges, encumbrances, claims, conditions and restrictions, of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except for (a) such of the foregoing as arise out of taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings and (b) such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the tangible assets subject thereto or affected thereby.

         3.6  Condition of Tangible Assets. All tangible personal property
              ----------------------------
included in the Assets is in reasonably good operating condition and repair, ordinary wear and tear and routine maintenance excluded.

         3.7  Litigation. Logitech has not received any notice of a claim,
              ----------
action, proceeding or investigation pending or threatened (a) against or by Logitech involving the Assets or (b) which questions or challenges the validity of this Agreement or the Ancillary Agreements or any action taken by Logitech pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby. Logitech does not know of any valid basis for any such claim, action, proceeding or investigation. Logitech is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may have a material adverse effect on Logitech's business relating to the Products.

         3.8  Third Party Contracts. Logitech has performed in all material
              ---------------------
respects all obligations required to be performed by Logitech on or before the Closing under any and all Third Party Contracts to which it is a party or to which any of its property or assets is subject, and, to its knowledge, neither it nor any other party thereto is in material default under any such agreement and all such agreements are in full force and effect. Assuming that each of the consents listed on Section 3.8 of Logitech's Disclosure Schedule has been obtained prior to the Closing, the assignment to Storm of all of Logitech's rights and obligations under the Third Party Contracts and the other transactions contemplated by this Agreement will not be a basis for any party to any such agreement to terminate that agreement or alter the basis on which it will be doing business with Storm, as assignees from Logitech, under that agreement.

         3.9  Compliance with Laws. Logitech is not in violation of any US
              --------------------
federal, state or local statute, law, rule or regulations with respect to the Assets, except for such violations as would not have a material adverse effect on the value, economic, commercial or otherwise, of the Assets. Logitech has obtained all governmental licenses, orders, approvals, and authorizations required in connection with the conduct of its business as it relates to the Assets, except for such of the foregoing which, if not obtained, would not have a material adverse effect on the value, economic, commercial or otherwise, of the Assets.

         3.10 No Breach or Violation. The execution, delivery and performance of
              ----------------------
this Agreement and the Ancillary Agreements by Logitech, and the consummation by Logitech of the transactions contemplated hereby or thereby, will not result in or constitute any of the following: (i) a material default, breach or violation or an event that, with notice or lapse of time or both, would be a material default, breach or violation of the charter documents of Logitech or any material agreement, instrument or arrangement which would prevent the consummation of the transactions contemplated hereby or thereby or by which the Assets are bound; (ii) the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the Assets; (iii) the acceleration of Logitech's performance pursuant to any indenture, contract, agreement or instrument related to the Assets; and (iv) the violation of any applicable law, ordinance, rule, regulation, judgment, order or decree of any court or other governmental body, department, instrumentality, agency or subdivision having, asserting or claiming jurisdiction (which violation would have a material adverse effect on the business of Logitech relating to the Assets).

         3.11 Complete Copies of Materials. Logitech has delivered to or made
              ----------------------------
available for inspection by Storm true and complete copies of each contract, agreement, license, lease and similar document (or summaries of same) referred to in any Exhibit hereunder or included in the Assets.

         3.12 Insurance. Each existing insurance policy held by Logitech
              ---------
relating to the Assets is in full force and effect, is with responsible insurance carriers and is in an amount and scope customary for companies engaged in business and having assets similar to those of Logitech. All claims arising under such policies with respect to the Assets and all premiums that are due and payable thereunder have been paid in full.

         3.13 Authority; Consents and Approvals. Logitech has all necessary
              ---------------------------------
corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by Logitech and constitutes the legal, valid and binding obligation of Logitech enforceable against Logitech in accordance with its and their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and available equitable remedies, and except as the enforcement of the indemnification provisions may in any way be limited by applicable securities laws or held to be against public policy. No consent, approval or authorization of or designation, declaration or filing with any third party or governmental authority on the part of Logitech is required in connection with the valid execution, delivery and performance of this Agreement or the Ancillary Agreements by Logitech, and the consummation by Logitech of the transactions contemplated hereby or thereby, except for the consents referenced in Sections 3.8 and 3.13 of Logitech's Disclosure Schedule.

         3.14 Organization and Good Standing. Logitech US, Logitech Asia,
              ------------------------------
Logitech Swiss and Logitech Trading are each corporations duly organized, validly existing and in good standing under the laws of California, Taiwan, Switzerland and Switzerland, respectively, and each has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. Logitech is qualified to do business in every jurisdiction for which qualification is required unless the absence of qualification would not have an adverse effect on Logitech's business as it relates to the Assets. Nothing contained in any of the foregoing prevents the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

         3.15 Absence of Undisclosed Liabilities. To the knowledge of Logitech,
              ----------------------------------
there are no liabilities of Logitech with respect to the Assets except as described herein or in Logitech's Disclosure Schedule.

         3.16 Taxes. There are no liens or similar encumbrances relating to or
              -----
attributable to federal, state, provincial, local and other returns and reports relating to any and all taxes or any other governmental charges, obligations or fees for taxes and any related interest or penalties ("Tax" or "Taxes") on the Assets, other than liens for Taxes not yet due. After giving effect to the consummation of the transactions contemplated hereby, the Assets will not be subject to, nor will Storm have, any liability in respect of any Taxes arising from or relating to, the ownership, possession, operation or use of the Assets by Logitech, or the operation of the business of Logitech related to the Assets, prior to the Closing.

         3.17 No Brokers. Logitech is not obligated for the payment of fees or
              ----------
expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the transfer of the Assets.

         3.18 Securities Representations.
              --------------------------

              (a)   Investment Intent. The Company's agreement hereunder with
                    -----------------
respect to the issuance of the Closing Stock and the Notes (collectively, the "Securities") to Logitech is made in reliance upon Logitech's representations to the Company, evidenced by Logitech's execution of this Agreement, that Logitech is or will be acquiring the Securities for investment for such Logitech's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act").


              (b)   Shares Not Registered. Logitech understands and acknowledges
                    ---------------------
that the offering of the Securities pursuant to this Agreement will not be registered under the Securities Act or qualified under the California securities law (the "Law") on the grounds that the offering and sale of securities contemplated by this Agreement and the Ancillary Agreements are exempt from registration under the Securities Act and exempt from qualification pursuant to
Section 25102(f) of the Law, and that the Company's reliance upon such exemptions is predicated upon Logitech's representations set forth in this
Section 3.18. Logitech acknowledges and understands that the Securities must be held indefinitely unless the Securities are subsequently registered under the Securities Act or an exemption from such registration and such qualification is available.

              (c)   No Transfer. Logitech covenants that in no event will
                    -----------
Logitech dispose of any of the Securities (other than in conjunction with an effective registration statement for the Securities under the Securities Act or in compliance with Rule 144 promulgated under the Securities Act) unless and until (i) Logitech shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, Logitech shall have furnished the Company with an opinion of counsel reasonably satisfactory in form and substance to the Company to the effect that
(x) such disposition will not require registration under the Securities Act and
(y) appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144.

              (d)   Permitted Transfers. Notwithstanding the provisions of
                    -------------------
subsection (c) above, no registration statement or opinion of counsel shall be necessary for a transfer to or between a limited liability company or corporation in which the interests or stock, as the case may be, is wholly-owned by a Logitech party or an Affiliate thereof; provided, however that each transferee agrees in writing to be bound by the terms of this Agreement to the same extent as if he were an original purchaser of the Securities hereunder.

              (e)   Knowledge and Experience. Logitech (i) has such knowledge
                    ------------------------
and experience in financial and business matters as to be capable of evaluating the merits and risks of Logitech's prospective investment in the Securities;
(ii) has the ability to bear the economic risks of Logitech's prospective investment; (iii) has been furnished with and has had access to such information as Logitech has considered necessary to make a determination as to the purchase of the Securities together with such additional information as is necessary to verify the accuracy of the information supplied; (iv) has had all questions which have been asked by Logitech satisfactorily answered by the Company; and
(v) has not been offered the Securities by any form of advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any such media.

              (f)   Not Organized to Purchase. Logitech has not been organized
                    -------------------------
for the purpose of purchasing the Securities.

              (g)   Accredited Investor.  The Logitech is an accredited investor
                    -------------------
as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

              (j)   Federal Legend. Logitech understands that the certificates
                    --------------
evidencing the Securities will contain legends required by the Law or other applicable state blue sky laws and a legend in substantially the following form:


          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
          (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS

          DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) IF SUCH SALE, OFFER OR DISTRIBUTION WILL NOT REQUIRE REGISTRATION UNDER THE ACT, AND, IF REASONABLY REQUESTED BY THE COMPANY, PURSUANT TO AN OPINION OF COUNSEL TO SUCH EFFECT.

Logitech understands that the Company need not register a transfer of legended Securities, and may also instruct its transfer agent not to register the transfer of such Securities, unless the conditions specified in the foregoing legend are satisfied.

     4.   Representations and Warranties of Storm. Except as disclosed in
          ---------------------------------------
Storm's Disclosure Schedule attached as Exhibit F ("Storm's Disclosure
                                        ---------
Schedule"), Storm hereby represents and warrants to Logitech that as of the Effective Date and as of the Closing Date:

          4.1  Litigation. Storm has not received any notice of a claim,
               ----------
action, proceeding or investigation pending or threatened (a) against or by Storm which, if not resolved in favor of Storm, would have a material adverse effect on the business, assets, financial condition or operating results of Storm or (b) which questions or challenges the validity of this Agreement or the Ancillary Agreements or any action taken by Storm pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby. Storm does not know of any valid basis for any such claim, action, proceeding or investigation. Storm is not subject to any judgment, order or decree entered into any lawsuit or proceeding which has had or may have a material adverse effect on Storm's business.

          4.2  No Breach or Violation. The execution, delivery and performance
               ----------------------
of this Agreement or the Ancillary Agreements by Storm, and the consummation by Storm of the transactions contemplated hereby and thereby, will not result in or constitute any of the following: (i) a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of the charter documents of Storm or any material agreement, instrument or arrangement to which Storm is a party or by which Storm is bound or (ii) the violation of any applicable law, ordinance, rule, regulation, judgment, order or decree of any court or other governmental body, department, instrumentality, agency or subdivision having, asserting or claiming jurisdiction.

          4.3  Authority; Consents and Approvals. Storm has all necessary
               ---------------------------------
corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by Storm and constitutes the legal, valid and binding obligation of Storm enforceable against Storm in accordance with its and their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and available equitable remedies, and except as the enforcement of the indemnification provisions may in any way be limited by applicable securities laws or held to be against public policy. No consent, approval or authorization of or designation, declaration or filing with any third party or governmental authority on the part of Storm is required in connection with the valid execution, delivery and performance of this Agreement by Storm, and the consummation by Storm of the transactions contemplated hereby.

          4.4  Organization and Good Standing. Storm is a corporation duly
               ------------------------------
organized, validly existing and in good standing under the laws of Delaware, and has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted.

          4.5  Capitalization.
               --------------

               (a)  Authorized Stock.  The authorized capital stock of Storm
                    ----------------
consists of 30,000,000 shares of Common Stock, $0.001 par value (the "Common Stock"), and 500,000 shares of Preferred Stock, $0.001 par value (the "Preferred Stock"), of which 30,000 shares have been designated Series A 8.5% Convertible Preferred Stock. As of December 18, 1997, (i) 10,499,472 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) 1,570,426 shares of Common Stock were reserved for issuance pursuant to stock options under Storm's stock option plans (the "Storm Option Plans") and rights under Storm's Employee Stock Purchase Plan (the "Storm Purchase Plan"); and (iii) 30,000 shares of Series A 8.5% Convertible Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable. All shares of the Closing Stock and Earn-Out Stock, upon issuance on the terms and conditions specified herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all liens and encumbrances of any kind. There are no options, warrants, calls, rights, commitments or agreements of any character to which Storm is a party or by which it is bound obligating Storm to sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Storm or obligating Storm to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, and Storm is not currently planning to issue or enter into any of the foregoing. Storm is not a party or subject to any agreement or understanding which affects or relates to the voting or giving of written consents with respect to any security of Storm or by a director of Storm.

               (b)  Other Securities.  Except as set forth in this Section 4.5,
                    ----------------
or as reserved for future grants of options under the Storm Option Plans or the Storm Purchase Plan (as more fully described in the Storm SEC Reports (as defined in Section 4.6 ("SEC Filings; Financial Statements")), there are (i) no equity securities of any class of Storm, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights or other commitments or agreements of any character to which Storm is a party or by which it is bound obligating Storm to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed any equity securities of Storm or obligating Storm to grant, extend, accelerate the vesting of, change the exercise price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

          4.6  SEC Filings; Financial Statements.
               ---------------------------------

               (a)  Filings.  Storm has filed and made available to Logitech
                    -------
all forms, reports and documents required to be filed by Storm with the Securities and Exchange Commission (the "SEC") since October 4, 1996 other than registration statements on Form S-8 (collectively, the "Storm SEC Reports"). The Storm SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act, as the case may be, and (ii) did not at the time they were filed (or is amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Storm SEC Reports or necessary in order to make the statements in such Storm SEC Reports, in the light of the circumstances under which they were made, not misleading.

               (b)  Financial Statements.  Each of the consolidated financial
                    --------------------
statements (including, in each case, any related notes) contained in the Storm SEC Reports, including any Storm SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted on Form 10-Q promulgated by the SEC) and presented fairly or will present fairly, in all material respects, the consolidated financial position of Storm as at the respective dates and the consolidated results of its operations and cash flows for the period indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          4.7  Registration Rights.  Except as set forth in Storm's Disclosure
               -------------------
Schedule, Storm is not under any obligation to register any of its presently outstanding securities or any securities that may be issued in respect thereof or in exchange therefor.

          4.8  Broker's and Finders' Fees.  Storm has not incurred, and will not
               --------------------------
incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     5.   Covenants. Storm and Logitech each agree (except as expressly
          ---------
contemplated by this Agreement or to the extent that both parties shall otherwise consent in writing) that:

          5.1  Ordinary Course. Until the Closing, Logitech (i) will not sell,
               ---------------
encumber, pledge, license or otherwise transfer or assign any of the Assets, including the Proprietary Rights or other related tangible or intangible assets, except in the ordinary course of its or their business and (ii) to the extent related to the Assets, will use its best efforts to preserve intact its business organization, preserve its relationships with its suppliers, customer and others with whom it deals, and continue to develop its business.

          5.2  Best Efforts. Each party shall use its best efforts to take, or
               ------------
cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, and to satisfy all conditions set forth in
Section 6 ("Conditions Precedent to Closing"). From and after the Effective Date and until the Closing or the termination of this Agreement, whichever shall first occur, each party will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to the other party in connection with any such requirements. On or before the Closing Date, each party will use commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, approval, order or authorization from, and will use commercially reasonable efforts to make any registration, declaration or other filing with, any governmental entity, domestic or foreign, any contracting party or any other person, required to be obtained or made by either Storm or Logitech in connection with the taking of any action contemplated by this Agreement. Further, Logitech agrees to provide to Storm all reasonably requested assistance, at Storm's sole cost and expense, with respect to any audits or filings required to be made by Storm with respect to its acquisition of the Assets pursuant to the rules and regulations of the United States Securities and Exchange Commission, the Securities Act of 1933, the Securities Exchange Act of 1934 or any applicable rules or regulations thereunder.

          5.3  No Other Negotiations. Until the earlier of (i) December 17,
               ---------------------
1997 and (ii) the Closing (the "Expiration Date"), Logitech will not, except as required by law, including fiduciary duties required by law, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations or enter into any agreement with, any corporation, partnership, person or other entity or group (other than discussions with Storm) regarding the sale of the Assets to any party other than Storm or an affiliate of Storm. Logitech agrees that any negotiations with respect to such a sale in progress as of the date hereof will be terminated or suspended during such period. Logitech acknowledges and agrees that it will direct and use its reasonable efforts to cause its officers, directors, employees, affiliates, and attorneys, accountants, investment bankers and other consultants, advisers and agents to agree to and abide by the foregoing restrictions. Notwithstanding, the foregoing, Storm agrees that, if the transaction under this Agreement is not consummated for any reason, Logitech shall not be liable to Storm for any contacts prior to the Expiration Date, or any agreement entered into after the Expiration Date, with respect to the Assets with Visioneer, Inc.; provided, however, that Logitech shall not be entitled to negotiate the substantive terms of the sale of the Assets prior to the Expiration Date.

          5.4  Publicity. Storm and Logitech agree to make no public
               ---------
announcement concerning the transactions contemplated by this Agreement or the terms of this Agreement (other than to their respective employees or agents) except as provided in this Section. The initial public announcement concerning the transactions contemplated by this Agreement shall be made jointly with the prior approval of both Storm and

Logitech, which approval shall not be unreasonably withheld or delayed. Neither party will disclose the financial terms or the terms of the representations and warranties, indemnification obligations or similar provisions of this Agreement, except as permitted below. A party may disclose the terms of this Agreement where required by law, provided that such party makes every reasonable effort to obtain confidential treatment or similar protection to the fullest extent available to avoid public disclosure of the terms of this Agreement. A party required by law to make disclosure of the terms of this Agreement will promptly notify the other party and permit the other party to review and participate in the application process seeking confidential treatment. Either party may disclose, under confidentiality and use restrictions, such terms of this Agreement as are reasonably necessary to disclose for purposes of seeking financing, bank credit or the like. Both parties shall remain free to disclose the existence of this Agreement and the origin and ownership of computer software programs and related assets transferred under this Agreement. To the extent reasonably required, Storm and Logitech may disclose limited information concerning this Agreement to third parties whose consent is necessary in order to terminate or assign the Third Party Contracts or assign the Proprietary Rights.

          5.5  Access to Information. Each of Logitech and Storm shall afford
               ---------------------
to the other and to the other's accountants, counsel and other representatives, reasonable access during the period prior to the Closing to all of its properties, books, contracts, commitments and records reasonably related to the transactions contemplated by this Agreement. In addition, Logitech will reasonably cooperate with Storm to permit Storm to discuss the Products and related business matters with relevant customers, creditors, suppliers and other business contacts. The requesting party will not use such information for purposes other than those contemplated by this Agreement and will otherwise hold such information in confidence (and the requesting party will cause its consultants and advisors also to hold such information in confidence) and treat such information as "Confidential Information" in accordance with Section 5.6 ("Confidentiality") below.

          5.6  Confidentiality. Storm and Logitech previously entered into a
               ---------------
Non-Disclosure Agreement dated November 18, 1997 (the "NDA"). The NDA is hereby incorporated by reference into and made a part of this Agreement, and will remain in full force and effect following execution of this Agreement. Except as otherwise expressly provided in this Agreement, from and after the Closing all Trade Secrets and other Confidential Information that is included in the Assets will be deemed to be the Evaluation Material (as defined in the NDA) of Storm, and Logitech will be deemed to be the receiving party with respect to such Evaluation Material.

          5.7  Bulk Sales Laws. Logitech and Storm hereby mutually agree to
               ---------------
waive compliance with any applicable bulk transfer laws of any applicable jurisdiction in connection with the sale of Assets to Storm. Logitech will indemnify and hold harmless Storm against any and all liabilities which may be asserted by third parties against Storm as a result of any noncompliance with any bulk transfer law applicable to the transactions contemplated by this Agreement.

          5.8  Noncompetition.  Subject to the provisions of Section 2.2(d), a
               --------------
period of thirty (30) months from the Closing Date, Logitech covenants that it will not directly or indirectly distribute, market, advertise or otherwise promote or sell any scanning software or hardware (excluding handheld scanners), either on its own behalf or on behalf of a third party, anywhere in the world, except as necessary to fulfill inventory commitments existing as of the Closing Date, and except as contemplated by the Joint Marketing Agreement.

          5.9  Closing Note.  At least two weeks prior to the Original Maturity
               ------------
Date, Storm shall, at Logitech's request, (a) inform Logitech in writing as to whether it will pay the principal amount of the Closing Note in full on the Original Maturity Date, (b) deliver to Logitech its balance sheet as of February 28, 1998, and the related statements of operations, cash flows and changes in stockholders' equity for the fiscal year to date period ended as of February 28, 1998; and/or (c) projected non-binding financial statements for the six (6) months immediately following the Original Maturity Date.

          5.10 Stockholder Approval.  Upon the written request of Logitech,
               --------------------
Storm agrees to use its best efforts to obtain Stockholder Approval at its next annual stockholder meeting following Logitech's request.

          5.11 Repayment of Notes.  Storm shall use at least 50% of the
               ------------------
proceeds to Storm of each Equity Financing conducted after the Closing to reduce the outstanding principal and accrued interest on any outstanding Notes.

          5.12 Registration Rights.  Storm will use its best efforts to amend
               -------------------
the Fourth Amended and Restated Rights Agreement dated as of March 18, 1996, as amended, to make Logitech a party thereof upon expiration of the lock-up period set forth in Section 5.21 ("Lockup").

          5.13 Nasdaq National Market.  Storm shall not knowingly take any
               ----------------------
action which would result in disqualification of Storm for listing of its Common Stock on the Nasdaq National Market.

          5.14 Execution of Additional Documents.  Storm agrees to execute any
               ---------------------------------
additional documents or instruments evidencing the retention or perfection of security interests in favor of Logitech pursuant to the terms of the Joint Marketing Agreement.

          5.15 Third Party Consents.  Immediately after the Closing, Logitech
               --------------------
will commence best efforts to obtain consents to assignment to Storm of all Third Party Contracts identified in Exhibit A ("Assets") as requiring such
                                    ---------
consent, but shall be under no obligations to pay any fees or amounts of any kind with respect to any such assignments.

          5.16 Further Assurances. From time to time after the Closing Date, at
               ------------------
Storm's request and expense but without further consideration, Logitech will execute and deliver such further instruments of conveyance and transfer and will take such other action as Storm may reasonably require in order more effectively to vest in Storm and to put Storm in possession and control of the Assets and its respective rights in the Assets.

          5.17 Transition Support.
               ------------------

For a period of three (3) months after the Closing, Logitech will provide Storm, for no additional consideration, with all reasonably requested assistance to transition the Products to Storm and integrate the Products into Storm's business.

          5.18 ScanBank Software License.
               -------------------------

               (a) Effective upon the Closing Date, and subject to the terms and conditions of this Section 5.18, Logitech grants to Storm a worldwide, non-exclusive, non-transferable, royalty-free, fully paid-up, perpetual license to
(a) use, reproduce, sublicense through multiple tiers of sublicenses and prepare derivative works based upon the software in source code form (the "Source Code") known as "ScanBank," as more particularly described in Exhibit A ("Assets")
                                                       ---------
("ScanBank") and (b) use, reproduce, distribute and sublicense ScanBank through multiple tiers of distribution and sublicenses, and all derivative works thereof created by or under authority of Storm (the "Derivative Works"), in object code form only (the "Object Code") provided that both the ScanBank Object Code and Source Code are distributed and sublicensed by or under authority of Storm bundled with hardware or software scanning products manufactured and distributed by or under authority of Storm and not on a stand-alone basis.

               (b) The foregoing license extends only to the version of ScanBank in existence as of the Closing and not to any other versions, releases or bug fixes of ScanBank which may be developed by or on behalf of Logitech from and after the Closing.

               (c) Storm acknowledges and agrees that the ScanBank Source Code is confidential, proprietary and constitutes a trade secret of Logitech from and after the Closing. Accordingly, Storm agrees to protect the confidential and proprietary nature of the ScanBank Source Code in a manner consistent with or more protective than those procedures implemented with respect to Storm's own confidential and proprietary information but in no event will less than reasonable care be used.

               (d) All sublicenses of the ScanBank Object Code shall be pursuant to a form of license agreement no less protective than Storm uses for its own products, and which include provisions which protect Logitech's proprietary rights in ScanBank in a manner consistent with protections afforded to Storm's other third party software vendors.

               (e) Storm shall own all right, title and interest in and to the Derivative Works, subject to Logitech's ownership rights in the preexisting ScanBank code. Notwithstanding the foregoing, upon completion of any Derivative Work, Storm shall deliver a reproducible master copy of the Object Code and Source Code of such Derivative Work and Storm hereby grants to Logitech a worldwide, non-exclusive, non-transferable, royalty-free, fully paid-up, perpetual license, with the right to grant and authorize sublicenses, to (a) use, reproduce and prepare derivative works based upon such Derivative Work Source Code and (b) use, reproduce, distribute and sublicense Derivative Work Source Code and all other derivative works thereof in Object Code. All sublicenses of the Derivative Work Object Code by Logitech shall be subject to the same restrictions and obligations as those imposed on Storm pursuant to 5.18(d) above.

               (f) Except as set forth in Section 7.2 ("Indemnification by Logitech"), ScanBank is licensed to Storm "AS IS" AND WITHOUT ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

               (g) NEITHER PARTY SHALL HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR DIRECT DAMAGES ARISING OUT OF OR RELATED TO THE LICENSE OF SCANBANK OR DERIVATIVE WORKS UNDER THIS SECTION 5.18, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR ANY OTHER LEGAL THEORY, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

               (h) Storm shall not remove any copyright, trademark or proprietary rights notices of Logitech from ScanBank and shall reproduce all such notices on all authorized copies of ScanBank. In addition, Storm shall include applicable notices in the "About" or start-up screen of ScanBank, if any, indicating that portions of the Storm product include technology under license from Logitech, Inc.

               (i) Any distribution of ScanBank by or on behalf of Logitech or Storm to the U.S. Government or any branch or agency thereof shall identify ScanBank as a "commercial item" as that term is defined at 48 C.F.R. 2.102. Pursuant to 48 C.F.R. 12.212 of the Federal Acquisition Regulations ("FAR") and its successors and 48 C.F.R. 227.7202 of the Department of Defense FAR Supplement and its successors, U.S. government end users acquire no rights other than those expressly set forth in the applicable end user agreement accompanying the product containing ScanBank.

          5.19 Trade Dress.  Storm may, only in the distribution of Products
               -----------
from the Closing through December 31, 1998, use that color and shade of gray and purple used by Logitech in the distribution of its own products and Logitech agrees that it will not allege any claims of infringement of trademark, trade dress or other similar claims from such distributions by Storm. Storm agrees that it will not use such color and shade of gray or purple in any products any time after December 31, 1998.

          5.20 Sand License.  Logitech will, at Storm's request, render all
               ------------
necessary assistance to Storm in order that Storm may obtain the software license from Sand Microelectronics, Inc. ("Sand") necessary for the continued distribution by Storm of PageScan USB, including but not limited to making the necessary introductions to Sand personnel and attending negotiations with or on behalf of Storm. Logitech shall have no authority to enter into any license agreement with Sand on Storm's behalf but in the event Storm is able to consummate such license with Sand, Logitech agrees to pay all amounts required to be paid thereunder, including without limitation, up-front license fees, non-recurring engineering fees and royalties; provided, however, that Storm shall give prior notice to Logitech of any such amounts in order to give Logitech the opportunity to negotiate with Sand, on behalf of Storm, the payment of lesser amounts, but notwithstanding the outcome of such negotiations (if any), Logitech will pay the amounts ultimately agreed upon between Storm and Sand.

          5.21 Lockup.  Logitech agrees that for the first eighteen (18) months
               ------
after the Closing, it will not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of any shares of the Closing Stock or Common Stock issued upon conversion of any Note except to an Affiliate.

          5.22 Board Observation Rights.  If at any time Logitech holds Common
               ------------------------
Stock which equals or exceeds fifteen percent (15%) of the then outstanding Common Stock, Logitech shall be entitled to receive notice of all meetings of the Board of Directors of the Company (the "Board") and at Logitech's option, upon prior notice to the Company, may designate an individual (reasonably acceptable to the Company) to attend any and all such meetings of the Board as an observer. Such designated individual shall not be permitted to vote on any matters under consideration by the Board and shall be bound by obligations of confidentiality pursuant to a written nondisclosure agreement in a form acceptable to the Company. The Company will provide such designated individual with copies of all notices, minutes and other materials that it provides to its directors in connection with such meetings at the time such information is provided to the directors.

     6.   The Closing.
          -----------

          6.1  Time and Place. The Closing shall take place at the offices of
               --------------
Gray Cary Ware & Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto, California 94301, at 10:00 a.m., Pacific Standard Time, on the Closing Date, or at such other place or time as Storm and Logitech may agree.

          6.2  Logitech Actions at the Closing. At the Closing, Logitech will
               -------------------------------
deliver or cause to be delivered to Storm the following:

               (a) an original Bill of Sale in substantially the form of Exhibit G ("Bill of Sale") executed by an authorized officer of Logitech;
---------

               (b) such additional duly executed documents and instruments of conveyance, assignment or transfer of title as may be necessary to transfer and assign to Storm all right, title and interest in the Assets, including assignments of any and all Proprietary Rights, to Storm;

               (c) an original Assignment Agreement in substantially the form of Exhibit H ("Assignment Agreement") executed by an authorized officer of
   ---------
Logitech by which Logitech assigns all of Logitech's rights and Storm assumes all of Logitech's obligations under the Third Party Contracts to which Logitech is a party or under which Logitech is bound on the Closing Date;

               (d) an original Joint Marketing Agreement executed by an authorized officer of Logitech;

               (e) an original Manufacturing Agreement executed by an authorized officer of Logitech.

          6.3  Storm Actions at the Closing. At the Closing, Storm will deliver
               ----------------------------
to Logitech the following instruments and documents against delivery of the items specified in Section 6.2 ("Logitech Actions at the Closing"):

               (a)  Five Million Dollars (US$5,000,000) by wire transfer;

               (b) an original Assignment Agreement in substantially the form of Exhibit H ("Assignment Agreement") executed by an authorized officer of Storm
   ---------
by which Logitech assigns all of Logitech's rights and Storm assumes all of Logitech's obligations under the Third Party Contracts to which Logitech is a party or under which Logitech is bound on the Closing Date;

               (c) an original Joint Marketing Agreement executed by an authorized officer of Storm;

               (d) an original Manufacturing Agreement executed by an authorized officer of Storm; and

               (e)  the Closing Note; and

               (f)  a stock certificate(s) evidencing the Closing Stock.

          6.4  Passage of Title. Legal and equitable title and risk of loss with
               ----------------
respect to all of the Assets shall pass to Storm on transfer of the Assets at the Closing.

     7.   Indemnification.
          ---------------

          7.1  Survival of Representations.
               ---------------------------

               (a) The representations and warranties made by Logitech set forth in Section 3 ("Representations and Warranties of Logitech") hereof shall survive the Closing and shall remain in full force and effect and shall survive until the end of the Indemnification Period and shall survive thereafter only with respect to any claims made prior to the end of the Indemnification Period; provided, however, that this Section 7 ("Indemnification") and the termination hereunder of the representations and warranties made by Logitech shall not terminate or limit in any manner whatsoever any rights Storm has or may have due to fraud or knowing misrepresentation.

               (b) The representations, warranties, covenants and obligations of Logitech, and the rights and remedies that may be exercised by the Storm Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, Storm, or any of its Representatives.

          7.2  Indemnification by Logitech. During the Indemnification Period
               ---------------------------
(or a longer period as specified in this Section 7.2), Logitech shall hold harmless, indemnify and pay for the defense of each of the Storm Indemnitees from and against, and shall compensate and reimburse each of the Storm Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Storm Indemnitees or to which any of the Storm Indemnitees may otherwise become subject and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 3 ("Representations and Warranties of Logitech") hereunder or in any certificate delivered by Logitech in connection with this Agreement; (ii) any breach of any covenant or obligation of Logitech hereunder; (iii) any liability arising out of or relating to the use, ownership or operation by Logitech of the Assets prior to the Closing or the distribution or manufacture of the Products, or any portion thereof, by Logitech through March 31, 1998 under either the Joint Marketing Agreement or the Manufacturing Agreement, other than an Assumed Liability; (iv) for a period of three (3) years after the Closing, any actual or alleged infringement by ScanBank of any Proprietary Rights (except to the extent that any such claim arises from a modification by Storm of ScanBank or the use of ScanBank in conjunction with other hardware or software where such infringement would not have occurred but for such use); (v) in perpetuity, any actual or alleged infringement by the Assets of any patent identified in the letter from Xircom to Logitech dated August 4, 1997; or (vi) any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clauses (i), (ii),
(iii), (iv) or (v) above (including any Legal Proceeding commenced by any Storm Indemnitee for the purpose of enforcing any of its rights under this Section 7.2 ("Indemnification by Logitech") if such Storm Indemnitee is the prevailing party in any such Legal Proceeding). If there is any failure to convey to Storm good title and exclusive rights in the Assets to the extent otherwise represented herein, or similar breaches of representation or warranty, whether because conflicting rights are held by a third party or are in the public domain, Damages may arise regardless of whether or not they relate to any third-party claim. The foregoing indemnity obligation shall not extend to any third party claims alleging infringement of proprietary rights where such claims arise or relate solely to Storm's use of the Assets from and after the Closing.

          7.3  Indemnification by Storm.  From and after the Closing Date, Storm
               ------------------------
shall hold harmless, indemnify and pay for the defense of each of the Logitech Indemnitees from and against, and shall compensate and reimburse each of the Logitech Indemnitees for, any Damages which are directly suffered by incurred by any of the Logitech Indemnitees or to which any of the Logitech Indemnitees may otherwise become subject and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 4 ("Representations and Warranties of Storm) hereunder or in any certificate delivered by Storm in connection with this Agreement; (ii) any breach of any covenant or obligation of Storm hereunder; (iii) any Assumed Liability; (iv) any third party claims alleging infringement of proprietary rights where such claims arise or relate solely to Storm's use (including modification and distribution) to the Assets from and after the Closing (except as set forth in Section 7.2 ("Indemnification by Logitech") above); or (v) any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clauses (i), (ii) or (iii) above (including any Legal Proceeding commenced by any Logitech Indemnitee for the purpose of enforcing any of its rights under this Section 7.3 ("Indemnification by Storm") if such Logitech Indemnitee is the prevailing party in any such Legal Proceeding).

          7.4  Defense of Third Party Claims. In the event of the assertion or
               -----------------------------
commencement by any person (other than a Storm Indemnitee or Logitech Indemnitee, as the case may be) of any Legal Proceeding (whether against Storm, Logitech or against any other Person) with respect to which Logitech (or Storm, as the case may be) may become obligated to hold harmless, indemnify, compensate or reimburse any Storm Indemnitee (or Logitech Indemnitee, as the case may be) pursuant to this Section 7 ("Indemnification"), the procedure set forth below shall be followed:

               (a)  Notice. The party entitled to receive indemnity under this
                    ------
Section 7 (the "Indemnified Party") shall give prompt written notice to the party obligated to indemnify (the "Indemnifying Parties") of the commencement of any such Legal Proceeding against the Indemnified Parties for which indemnity may be sought under this Section 7 ("Indemnification"); provided, however, that any failure on the part of an Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Section 9 ("Indemnification") unless such failure to give prompt written notice shall cause any actual harm to the Indemnifying Party. The Indemnification Period shall be tolled solely with respect to a particular claim for the period beginning on the date the Indemnifying Party receives written notice of that claim until the final resolution of such claim so long as such claim is made within the Indemnification Period.

               (b)  Defense. The Indemnifying Party shall have the right to
                    -------
control the defense and settlement of any Legal Proceeding, except that the Indemnified Parties shall have the right to participate in such defense with its own counsel provided that the Indemnified Parties pay the expense of such counsel; provided, however, that in the event of any conflict of interest arising from arising from Indemnifying Party's defense of any such claim, Indemnified Parties shall have the right to employ counsel of its (their) own choosing at Indemnifying Party's expense. Indemnifying Party shall have no obligation to pay any Damages arising out of any settlement or compromise of a Legal Proceeding entered into by an Indemnified Party without Indemnifying Party's prior written consent.

               (c)  Cooperation. Indemnified Parties will provide Indemnifying
                    -----------
Parties with all reasonably requested assistance in the defense and settlement of any Legal Proceeding, all at Indemnifying Party's sole cost and expense.

     8.   Termination.
          -----------

          8.1  Mutual Agreement. This Agreement may be terminated and abandoned
               ----------------
at any time prior to the Closing Date by the written consent of both Logitech and Storm, in which case neither party shall have any obligation whatsoever (other than under Sections 5.4 ("Publicity"), 5.6 ("Confidentiality") and 9.2

("Expenses")) to the other with respect to this Agreement, the transactions provided for in this Agreement, or expenses incurred in connection with or in contemplation of such transactions.

          8.2  Survival. Termination of this Agreement shall not relieve either
               --------
party from any liability incurred for any breach of this Agreement prior to such termination and the provisions of this Section and Sections 5.6
("Confidentiality") and 9.2 ("Expenses") shall survive any termination of this Agreement.

     9.   General Provisions.
          ------------------

          9.1  Assignment. Neither party shall directly or indirectly sell,
               ----------
assign, subcontract or otherwise transfer this Agreement or any of its rights or obligations under this Agreement, without the prior written consent of the other parties, except as permitted in this section. Any party may assign this Agreement to any of its subsidiaries, provided that the assigning party remains responsible for and guarantees the full performance of this Agreement after such assignment. In addition, any party may, without the prior notice to or written consent of the other parties, assign or transfer this Agreement as part of a corporate reorganization, consolidation, merger or sale of substantially all of its assets, provided that the successor entity assumes all of the assigning party's obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

          9.2  Expenses. Except as otherwise provided in this Agreement, each
               --------
of the parties shall each pay its own costs and expenses, including legal and accounting fees, commissions and expenses, related to the transactions provided for in this Agreement, irrespective of when incurred. Each party agrees to pay (and to indemnify and to hold harmless the other parties from) any liability for any commission or compensation in the nature of an advisor's or finder's fee to any person or firm for which such party, or any of its employees or representatives, is responsible.

          9.3  Notices and Representatives. Any notice or reports required or
               ---------------------------
permitted to be given under this Agreement shall be given in writing and shall be delivered by personal delivery, telegram, facsimile transmission or by certified or registered mail, postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Any party and any representative designated below may, by notice to the others, change its address for receiving such notices:

     To Logitech US at:                    Logitech Inc.
                                           6505 Kaiser Drive
                                           Fremont, CA 94555
                                           U.S.A.
                                           Attention:  Chief Financial Officer
                                           Facsimile: (510) 795-7496

To Logitech Asia:                    Logitech Far East Ltd.
                                     #2 Creation Road IV
                                     Science-Based Industrial Park
                                     Hsinchu, Taiwan R.O.C.
                                     Attention:  General Manager
                                     Facsimile:  011-886-35-77-8246
                                     With a  copy to Chief Financial Officer,
                                     Logitech Inc.

To Logitech Swiss:                   Logitech S.A.
                                     Moulin du Choc
                                     CH-1122 Romanel-sur-Morges
                                     Switzerland
                                     Attention:  General Manager
                                     Facsimile:  011-41-21-863-5311
                                     With a copy to Chief Financial Officer,
                                     Logitech Inc.

To Logitech Trading:                 Logitech Trading S.A.
                                     Moulin du Choc
                                     CH-1122 Romanel-sur-Morges
                                     Switzerland
                                     Attention:  General Manager
                                     Facsimile:  011-41-21-863-5311
                                     With a copy to Chief Financial Officer,
                                     Logitech Inc.

with copy to:                        Wilson Sonsini Goodrich & Rosati, a
                                     Professional Corporation
                                     650 Page Mill Road
                                     Palo Alto, CA 94304
                                     U.S.A.
                                     Attention:  Alan K. Austin
                                     Facsimile:  (650) 493-6811

To Storm at:                         Storm Technology, Inc.
                                     1395 Charleston Road
                                     Mountain View, CA  94043
                                     Facsimile:  (650) 691-6699

with copy to:                        Gray Cary Ware & Freidenrich
                                     400 Hamilton Avenue
                                     Palo Alto, California 94301

                                     Attention:  James M. Koshland
                                     Facsimile:  (415) 327-3699


          9.4  Entire Agreement and Modification. This Agreement (including
               ---------------------------------
its Exhibits, the Ancillary Agreements, the NDA and the letter agreement between Storm and Logitech Swiss dated November 26, 1997) constitutes the entire agreement of Storm and Logitech relating to the purchase and sale of the Assets and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, letters of intent and agreements in principle between them, whether written or oral, relating to that subject matter. This Agreement (including its Exhibits) may only be amended by a written instrument signed by Storm and Logitech.

          9.5  Construction of Agreement. This Agreement has been negotiated by
               -------------------------
the respective parties and their attorneys, and its language shall not be construed for or against any party. The titles and headings in this Agreement are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

          9.6  Relationship of the Parties. Nothing contained in this Agreement
               ---------------------------
shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties. The relationship between the parties shall at all times be that of independent contractors. Neither party shall have authority to contract for or bind the other in any manner whatsoever. This Agreement confers no rights upon either party except those expressly granted herein.

          9.7  Waiver. Delay or failure to exercise any right or remedy under
               ------
this Agreement shall not impair such right or remedy or be construed as a waiver thereof or as acquiescence in a default. Waiver of any breach or failure of any term or condition of this Agreement shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. All waivers must be in writing signed by the party to be charged.

          9.8  Venue for Dispute Resolution. Any suit or action at law or in
               ----------------------------
equity initiated by either party to enforce or interpret this Agreement will be brought in a court of competent jurisdiction in Santa Clara County, California.

          9.9  Governing Law. This Agreement shall be governed by and construed
               -------------
in accordance with the internal substantive laws of the State of California, without regard to its choice of law principles and excluding the United Nations Convention on Contracts for the International Sale of Goods and any legislation implementing such Convention, if otherwise applicable.

          9.10 Severability. The provisions of this Agreement are severable,
               ------------
and if any one or more such provisions shall be determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions thereof shall not in any way be affected or impaired thereby and shall nevertheless be binding between the parties. Any such invalid, illegal or unenforceable provision or portion thereof shall be changed and interpreted so as to best accomplish the objectives of such provision or portion thereof within the limits of applicable law.

          9.11 Parties in Interest. Nothing contained in this Agreement, whether
               -------------------
express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it and their respective successors and permitted assigns, nor is anything contained in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third person any right of subrogation or action over against any party to this Agreement.

          9.12 Further Instruments. Each party agrees to execute and deliver
               -------------------
such further instruments and documents, and to take such further actions, as may be reasonably requested by the other after the Closing to carry out the purposes of this Agreement.

          9.13 Absence of Third Party Beneficiary Rights. No provisions of this
               -----------------------------------------
Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

          9.14 Counterparts. This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


"Logitech US":                         "Storm":

Logitech Inc.                          Storm Technology, Inc.


By:                                    By:
    ---------------------------            ---------------------------

Title:                                 Title:
      -------------------------              -------------------------

"Logitech Asia"

Logitech Far East Ltd.

By:
   ----------------------------

Title:
      -------------------------

"Logitech Swiss"

Logitech S.A.

By:
   ----------------------------

Title:
      -------------------------

"Logitech Trading"


Logitech Trading S.A.

By:
   ----------------------------

Title:
      -------------------------

                                   Exhibit A
                                   ---------

                                     Assets

                                   Exhibit B
                                   ---------

                           Joint Marketing Agreement

                                   Exhibit C
                                   ---------

                            Manufacturing Agreement

                                  Exhibit D-1
                                  -----------

                                  Closing Note

                                  Exhibit D-2
                                  -----------

                                  Monthly Note

                                  Exhibit D-3
                                  -----------

                                 Quarterly Note

                                   Exhibit E
                                   ---------

                         Logitech's Disclosure Schedule

                                   Exhibit F
                                   ---------

                          Storm's Disclosure Schedule

                                   Exhibit G
                                   ---------

                                  Bill of Sale

                                   Exhibit H
                                   ---------

                              Assignment Agreement